Exhibit 99.2

FOR IMMEDIATE RELEASE

October 29, 2020	NYSE American – REI

RING ENERGY, INC. ANNOUNCES THE APPOINTMENTS OF MR. JOHN A. CRUM AND MR. RICHARD E. HARRIS TO THE BOARD OF DIRECTORS

Midland, TX. October 29, 2020 – MIDLAND, Texas--(BUSINESS WIRE)-- Ring Energy, Inc. (NYSE American: REI) (“Company”)(“Ring”) announced today the appointments of Mr. John A. Crum and Mr. Richard E. Harris to the Company’s Board of Directors. Mr. Crum and Mr. Harris will be joining as independent Directors.

Mr. Crum has been involved with worldwide oil and gas development for more than 40 years. He is the managing partner of JAC Energy Partners, LLC, which was formed to provide advice to companies and individual investors in oil and gas exploration and development. Mr. Crum began his career with Conoco in 1975. He has held positions of responsibility for several independent exploration and production companies including vice president of engineering and operations of Aquila Energy Corporation, district and regional manager for Pacific Enterprises Oil Company and district engineer roles for Southland Royalty Company. From 1995 to 2011, Mr. Crum served in a variety of executive roles for Apache Corporation, including co-chief operating officer and president, North America, president Apache Canada Ltd., managing director Apache North Sea (UK), managing director Apache Energy LTD. (Australia), and executive vice president for Eurasia and worldwide new ventures. From 2011 to 2014, Mr. Crum served as chairman, president and chief executive officer of Midstates Petroleum Company, Inc., where he led the public offering completed in April 2012 and the subsequent expansion of the company with acquisitions totaling $1.3 billion. He directed a very active development program, increasing production to over 33,000 barrels of oil equivalent per day (“Boepd”) in 18 months. Mr. Crum holds a Bachelor of Science degree in petroleum engineering from the New Mexico Institute of Mining and Technology.

Mr. Harris holds a Bachelor of Science degree in Mathematics, magna cum laude (1974), and an MBA (1981), both from John Carroll University in University Heights, Ohio. He started his career by entering the Management Development program at The National City Bank of Cleveland in 1974 and remained there until 1979 in a variety of roles including managing a profit center. From 1981 until 1995, Mr. Harris worked for BP America, Inc. (BPA)/SOHIO and held a variety of IT, finance and treasury positions, including a two year assignment working for BP Oil Europe in Brussels, Belgium. His last assignment before leaving BPA in 1995 was as Manager, Business Finance for BP America’s downstream oil business. In 1995 Mr. Harris joined Compaq Computer Corporation (“Compaq”) and until 1999 was responsible for implementing and leading capital markets, treasury financial planning and merger & acquisition business support. From 1999 until 2002, Mr. Harris was the Assistant Treasurer, Global Treasury at Compaq with responsibility for seven Treasury Departments around the world. In 2003 Mr. Harris joined Cummins Inc. (“Cummins”), and remained with Cummins until he retired in 2015. From 2008 until 2015, Mr. Harris was Vice President, Chief Investment Officer with responsibility for overseeing the sourcing, evaluation and execution of the company’s acquisitions, investments, joint ventures and divestments on a global basis. Mr. Harris served as the Secretary of the Finance Committee of the Board of Directors his entire 13 year career with Cummins. Key responsibilities included financial planning, cash management, pension management, as well as foreign exchange and debt hedging activities.

Mr. Crum and Mr. Harris will replace Mr. Stanley McCabe, Co-founder of Ring Energy, Inc., and Mr. David Fowler, President of Ring Energy, Inc., who have resigned their seats on the Board of Directors.

Mr. Paul McKinney, Chief Executive Officer and Chairman of the Board, commented, “I would personally like to thank both Stan McCabe and David Fowler for their years of service on the Board of Directors. Their efforts have been vital in the growth and development of Ring Energy. Also, I would like to say how pleased we are to welcome both John Crum and Richard Harris to the Board of Directors of Ring Energy, Inc. Both have had very successful careers and have extensive management backgrounds which will prove invaluable as our company continues to grow and develop.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended June 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447